Exhibit 99.1

IPASS ANNOUNCES CFO TRANSITION PLAN

REDWOOD SHORES, Calif. — Dec. 12, 2012 — iPass Inc. (NASDAQ: IPAS), the global Wi-Fi and enterprise mobility services leader, today announced the resignation of Steven Gatoff, senior vice president and chief financial officer. Mr. Gatoff has served since early 2009 and will remain in his current position with iPass through February 2013 at which time he will be relocating back to the East Coast. The Company has initiated a formal search for Mr. Gatoff’s replacement.

“On behalf of all of us at iPass, I want to thank Steven for his dedicated service in helping to form the company’s strategic plan and working with the management team to successfully execute on it,” said Evan Kaplan, president and chief executive officer. “Steven’s operational and financial leadership has been invaluable to this company in building iPass’ strong foundation for growth and profitability. We wish him continued success in his future endeavors.”

Mr. Gatoff, a New York native, leaves iPass to return with his family to the East Coast and pursue a new opportunity. “My nearly four years at iPass have been incredibly rewarding. I am proud of the turnaround that we have accomplished during my time here and the significant value that we’ve created together for our stockholders,” said Mr. Gatoff. “iPass has an extraordinary team and I want to thank my colleagues for their collaboration, drive and strong execution in successfully transitioning the company to be positioned for profitability and growth.”

The company also announced today that it is reaffirming its financial guidance for Q4 2012 provided in the earnings release on November 7, 2012.

About iPass Inc.

iPass helps enterprises and telecom service providers ensure their employees and subscribers stay well connected. Founded in 1996, iPass (NASDAQ: IPAS) delivers the world’s largest commercial-grade Wi-Fi network and trusted connectivity platform. With more than one million Wi-Fi hotspots across 113 countries and territories, iPass gives its customers always-on, frictionless connectivity for smartphones, tablets and laptops anywhere in the world – simply, securely and cost-effectively. Additional information is available at www.iPass.com or on Smarter Connections, the iPass blog.

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iPass® is a registered trademark of iPass Inc. Wi-Fi® is a registered trademark of the Wi-Fi Alliance. All other trademarks are owned by their respective owners.

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